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                                                                       EXHIBIT 5

                    STOCK PURCHASE AGREEMENT AMENDMENT NO. 1

         This Stock Purchase Agreement Amendment No. 1 (this "Amendment") dated as of July 15, 2003, is entered into by and among The Gordon and Mary Cain Foundation (the "Foundation"), RCM Financial Services, L.P., a Delaware limited partnership ("Financial Services"), and Cogene Biotech Ventures, L.P., a Delaware limited partnership ("Cogene Biotech" and, together with Financial Services, the "Purchasers"). All capitalized terms not defined in this Amendment shall have the meanings set forth in that certain Stock Purchase Agreement dated as of July 10, 2003 by and among the Purchasers and the Foundation (the "Purchase Agreement").

         Whereas, the Purchase Agreement contemplates that pursuant to Section 6(a) thereof that it may be amended by the written agreement of the Purchasers and the Foundation; and

         Whereas, the Purchasers and the Foundation each desire to provide for amendments to the Purchase Agreement in accordance with the following provisions.

         Now, Therefore, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

         1. Section 1(f) of the Purchase Agreement is hereby amended and restated so as to read in its entirety as follows:

                   "If on or before February 1, 2004 (such date, as it may be extended by written agreement of the Purchasers and the Foundation, the "Termination Date") the Demand Registration Statement is not declared effective by the Securities and Exchange Commission, or, if on or before the Termination Date, Financial Services has not paid to the Foundation the amount described in Section 1(a)(ii) or, if on or before the Termination Date, Cogene has not paid to the Foundation the amount described in Section 1(b)(ii), then on the third business day occurring after the Termination Date (such day, or such other day as may be agreed upon by the Purchasers and the Foundation, the "Subsequent Closing Date"), (i) the Foundation shall pay to Financial Services, in immediately available funds by wire transfer to a bank account designated in writing by Financial Services, cash in the amount of $532,000, (ii) Financial Services shall deliver to the Foundation a stock certificate representing 560,000 of the Shares, together with stock powers and signature guarantees in form and substance satisfactory to the Foundation, (iii) Financial Services' payment obligation to the Foundation under
                  Section 1(a)(ii) hereof shall terminate, (iv) the Foundation shall pay to Cogene Biotech, in immediately available funds by wire transfer to a bank account designated in writing by Cogene Biotech, cash in the amount of $133,000, (v) Cogene Biotech shall deliver to the Foundation a stock certificate representing 140,000 of the Shares, together with





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                  stock powers and signature guarantees in the form and
                  substance satisfactory to the Foundation, (vi) Cogene Biotech's payment obligation to the Foundation under Section 1(b)(ii) hereof shall terminate, (vii) the Purchasers shall assign and transfer to the Foundation the rights transferred to them under Section 4(a), (viii) the Foundation shall assume the obligations of the Purchasers under the Registration Rights Agreement, and (ix) the Purchasers and the Foundation shall comply with the notice and assumption requirements of
                  Section 9 of the Registration Rights Agreement. The Purchasers shall pay all stamp and other transfer taxes, if any, that may be payable in respect of the sale and delivery of such shares to the Foundation on the Subsequent Closing Date."

         2. Each reference to the Purchase Agreement in the Purchase Agreement, this Amendment and all agreements, documents and notices executed in connection with the Purchase Agreement shall, unless the context otherwise requires, mean the Purchase Agreement as amended by this Amendment.

         3. The Purchase Agreement, as amended hereby, is in all respects ratified, approved and confirmed.

         4. This Amendment may be executed in any number of counterparts, all of which together make and shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

         5. This Amendment and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

                         [Signatures on following page]



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         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

                                      RCM FINANCIAL SERVICES, L.P.

                                      By: RCM Financial Services GP, Inc., its
                                          General Partner

                                      By: /s/ M. Robert Dussler
                                         ---------------------------------------
                                      Name: M. Robert Dussler
                                      Title: Vice President


                                      COGENE BIOTECH VENTURES, L.P.

                                      By: Cogene Biotech Ventures GP, LLC, its
                                          General Partner


                                      By: /s/ M. Robert Dussler
                                         ---------------------------------------
                                      Name: M. Robert Dussler
                                      Title: Vice President


                                      THE GORDON AND MARY CAIN FOUNDATION


                                      By: /s/ James D. Weaver
                                         ---------------------------------------
                                      Name: James D. Weaver
                                      Title: Independent Executor